UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 12, 2014

China Commercial Credit, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36055	45-4077653
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 1688, Yunli Road, Tongli

Wujiang, Jiangsu Province

People’s Republic of China

 (Address of Principal Executive Offices)

 (86-0512) 6396-0022

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Based on the Chief Financial Officer’s review of the books and records of China Commercial Credit, Inc. (the “Company”), the Company has made a preliminary determination that following the close of the fiscal quarter ended June 30, 2014, RMB 7 million (approximately $1.1 million) was transferred from the bank account of Wujiang Luxiang Information Technology Consulting, Co. Ltd. (“WFOE”), the Company’s wholly-owned indirect subsidiary without authorization to the personal account of a former executive officer of the Company, who was still an executive officer at the time of the transfer. The funds were supposed to be used for the purpose of increasing the registered capital account of Wujiang Luxiang Rural Microcredit Co. Ltd, the Company’s operating affiliate controlled by WFOE. The Company has sought return of the funds but to date has not recovered them. The Company’s Board of Directors is exploring all means, including legal avenues, to recover the funds and has formed a Special Committee to undertake an internal review of the circumstances surrounding the transfer and has delegated and designated the necessary power, authority and resources to the Special Committee to expeditiously conduct such review, including utilizing legal counsel and other third-party experts to assist with the review.

On September 11, 2014, the NASDAQ Stock Market announced that trading was halted in the Company’s common stock for “additional information requested” from the Company and that trading will remain halted until the Company has fully satisfied NASDAQ’s request for additional information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA COMMERCIAL CREDIT, INC.

Date: September 12, 2014	By:	/s/ Long Yi
	Name:	Long Yi
	Title:	Interim Chief Executive Officer and Chief Financial Officer